Exhibit 99.1

Company Contact	Investor Relations Contacts:
MetaMorphix, Inc.	Lippert/Heilshorn & Associates
Thomas P. Russo	Kim Sutton Golodetz
Chief Financial Officer	(kgolodetz@lhai.com)
(tpr@metamorphixinc.com)	Anne Marie Fields
(301) 575-2501	(afields@lhai.com)
212-838-3777

EDWARD T. SHONSEY JOINS METAMORPHIX BOARD

Agricultural Biotech Executive Brings Wealth of Commercial Experience

BELTSVILLE, MD (December 4, 2006) – MetaMorphix, Inc. ("MetaMorphix" or the "Company") today announced that Edward T. Shonsey, CEO of Diversa Corporation, a world leader in specialty enzymes for biofuels, has joined the Company’s Board of Directors.

Mr. Shonsey became CEO of Diversa Corporation in 2005, having been that company’s Chief Financial Officer since 2003. During his tenure at Diversa, Mr. Shonsey has successfully launched four new products, managed the integration of an acquisition, and is returning the company to profitability.

Prior to Diversa, Mr. Shonsey was the President and Chief Executive Officer of Syngenta Seeds Inc. / Northrup King, Inc. (formerly Sandoz Seeds and Novartis Seeds) where he led the launch of the first agricultural biotech product which was named global product of the year. While at Northrup King, he acquired and/or integrated nine separate corporations and was part of the leadership team that merged Sandoz and Ciba-Geigy (creating Novartis) and, subsequently, Novartis and Astra-Zeneca agricultural companies (creating Syngenta).

Previous to that, Mr. Shonsey held senior level executive positions at Global Trading Resources (GTR), an international trade, customs clearance and strategic planning corporation he founded. Before that, Mr. Shonsey spent ten years at Pioneer Hi-Bred International, Inc. (now subsidiary of DuPont Corporation), where he served as Senior Vice President; Chief Financial Officer; Sr. Vice President, International Operations, Administration and Human Resources, and Business Development. Mr. Shonsey began his career at Procter & Gamble serving as an Operations Manager.

As a Board member of the Biotechnology Industry Organization (BIO) and the American Seed Trade Association (ASTA), Mr. Shonsey led the establishment of U.S. parameters for advantageous presence standards for gene enhancements in plants and plant-made pharmaceuticals.

Mr. Shonsey received his BSEE from Marquette University and his MBA from Creighton University. In addition, he has conducted post-graduate work in Finance at Stanford University and post-graduate work in Biotechnology at The University of Washington. A linguist, Mr. Shonsey completed his Chinese Language Training at Portland State University and attended Ceran International Language Institute in Provence, France.

Commenting on Edward Shonsey’s joining the Company’s Board, Edwin Quattlebaum, Ph.D., President and CEO of MetaMorphix, said, “We are delighted to have Ed join our Board and welcome his insight and guidance. Ed’s vast experience in developing and managing teams, launching businesses, forming strategic alliances, and improving financial results will be particularly valuable as we further commercialize and advance our Genius- Whole Genome System TM technology resulting in products that improve livestock quality and production efficiency.”

About MetaMorphix, Inc.

MetaMorphix, Inc. is a life sciences company dedicated to discovering and commercializing multiple technology platforms to improve human and animal health. The company and its corporate partners are developing products to substantially increase livestock quality and production efficiency to improve companion animal health and to treat human muscle degenerative diseases and metabolic disorders utilizing MetaMorphix’s animal genomics and growth and differentiation factors (GDFs) technologies. MetaMorphix is a privately held company founded in 1994 with headquarters in Beltsville, MD, and lab facilities in Davis, CA.